Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bio-Path Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—		—		—	—
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(c)	800,000	$1.35	(2)	$1,080,000.00	(2)	0.00011020	$120.00
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—				—	—	—	—
	Total Offering Amounts						$1,080,000.00			$120.00
	Total Fees Previously Paid									$120.00
	Total Fee Offsets									$0.00
	Net Fees Due									$0.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the registrant as reported on the Nasdaq Capital Market on December 21, 2022, which was within five business days prior to the filing of the registration statement.